UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2012

CORPORATE RESOURCE SERVICES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	000-30734 (Commission File Number)	80-0551965 (I.R.S. Employer Identification No.)

160 Broadway 11th Floor, New York, NY 10038
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (646)-443-2380

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

As of March 30, 2012 (the “Effective Date”), Corporate Resource Services, Inc., a Delaware corporation (the “Company”), entered into a Conversion Agreement (the “Agreement”) with TS Employment, Inc., a Florida corporation, and its affiliates (collectively, “TSEI”).  TSEI is an affiliate of Tri-State Employment Services, Inc. (“Tri-State Employment”), which with its affiliates is the beneficial owner of approximately 90% of the Company’s outstanding shares of common stock, par value $0.0001 per share (the “Shares”), and is wholly-owned by Robert Cassera, a member of the Company’s board of directors.  The boards of directors and shareholders of both the Company and TSEI unanimously approved the Agreement.

The Agreement provides for the issuance of 25,962,788 Shares (the “Issuance”) to TSEI in exchange for the conversion of $12 million in debt owed to it by the Company. The number of Shares issued to TSEI under the Agreement was calculated based upon each Share being valued at $0.4622 by The BVA Group, an independent business valuation firm that took into consideration, among other things, the Shares’ lack of liquidity, the concentration of ownership of the Shares and other information provided by the Company’s management. As of December 30, 2011, the Company’s debt obligation to TSEI was approximately $12.5 million.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibits 10.1 and incorporated herein by reference.

Item 8.01.  Other Events

On April 25, 2012, the Company issued a press release announcing the Company’s entrance into the Agreement with TSEI, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

10.1	Conversion Agreement dated as of March 30, 2012, by and between Corporate Resource Services, Inc., its subsidiaries and TS Employment, Inc.

99.1	Press Release of Corporate Resource Services, Inc. dated April 25, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Corporate Resource Services, Inc.

	By:	/s/ Jay H. Schecter
	Name:	Jay H. Schecter
	Title:	Chief Executive Officer
Date: April 25, 2012

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